Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED NOVEMBER 3, 2007

– Comparable store sales growth of 11.4% and expense leverage drive improved operating performance for the quarter –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (November 20, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended November 3, 2007.

The Company sold its Saks Department Store Group (“SDSG”) businesses in 2005 and 2006, and the sold SDSG businesses are presented as “discontinued operations” in the prior year period. Saks Fifth Avenue (“SFA”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of Third Quarter Results

Saks recorded net income of $21.6 million, or $.14 per share, for the third quarter ended November 3, 2007.

The third quarter included the following after-tax items totaling $4.3 million, or $.03 per share:

•	expenses of approximately $0.5 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its SDSG businesses,

•	$0.3 million related to asset impairments and dispositions,

•	expenses of approximately $0.8 million due to an increase in income tax reserves related to certain tax examinations, and

•

expenses of approximately $2.7 million associated with the previously disclosed investigation by the Securities and Exchange Commission (“SEC”) (which has been concluded) and the investigation by the Office of the United States Attorney for the Southern District of New York as well as the settlement of two related vendor lawsuits.

For the prior year third quarter ended October 28, 2006, the Company recorded income from continuing operations of $12.5 million, or $.09 per share. After recognition of the Company’s after-tax loss from discontinued operations of $6.3 million, or $.05 per share, net income totaled $6.2 million, or $.05 per share, for the prior year third quarter. The prior year third quarter included the following after-tax items netting $4.2 million, or $.03 per share:

•	expenses of approximately $4.9 million for retention, severance, and transition costs,

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•	expenses of approximately $0.4 million associated with the aforementioned investigations,

•	$1.5 million related to asset impairments and dispositions, and

•	a gain of approximately $2.6 million related to a one-time gain on modifications made to SFA’s pension plan.

Overview of Results for the Nine Months

Saks recorded net income of $8.0 million, or $.05 per share, for the nine months ended November 3, 2007.

The nine months included the following after-tax items totaling $26.6 million, or $.17 per share:

•	expenses of approximately $16.2 million for retention, severance, and transition costs,

•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,

•	$2.5 million related to asset impairments and dispositions,

•	expenses of approximately $0.8 million due to an increase in income tax reserves related to certain tax examinations, and

•	expenses of approximately $3.7 million associated with the aforementioned investigations and settlements.

For the prior year nine months ended October 28, 2006, the Company recorded a loss from continuing operations of $29.0 million, or $.21 per share. After recognition of the Company’s after-tax gain from discontinued operations of $61.2 million, or $.45 per share, net income totaled $32.2 million, or $.24 per share, for the prior year nine months. The prior year nine months included the following after-tax items netting $27.3 million, or $.20 per share:

•

a $12.8 million non-cash charge related to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilution adjustment made to outstanding options related to the Company’s $4 per share dividend paid in May 2006,

•	expenses of approximately $12.4 million for retention, severance, and transition costs,

•	$4.9 million related to asset impairments and dispositions,

•	expenses of approximately $2.3 million associated with the aforementioned investigations,

•	income of approximately $2.5 million due to the favorable conclusion of certain tax examinations, and

•	a gain of $2.6 million related to a one-time gain on modifications made to SFA’s pension plan.

Comments on the Quarter

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “We are pleased with the year-over-year improvement in our third quarter operating results which primarily was driven by strong comparable store sales growth and expense leverage.

“Our third quarter comparable store sales increase of 11.4% indicates that our customers are continuing to respond to our strengthened merchandise selections, service initiatives, and innovative marketing.”

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Sadove continued, “Many of our merchandise categories performed very well in the quarter, including handbags; women’s shoes; jewelry; and men’s apparel, accessories, and shoes. We generated solid performance across all geographies and store sizes. Our strong sales performance was achieved in spite of disruption associated with several major remodeling projects including our South Coast Plaza store in Los Angeles and our Palm Beach Gardens and Naples stores in Florida. Our New York City flagship location once again outperformed the Company average and was the beneficiary of increased store traffic driven in part by the opening of 10022-SHOE and robust tourism (even though the 8th floor was closed for renovation part of the quarter). The number of transactions and the average dollars per transaction rose during the quarter.

“The growth of Saks Direct continues to substantially outpace the Company average as we add more new vendors and merchandise and customers respond to our recently completed total redesign and upgrade of the e-commerce site. The Direct business generated an approximate 40% sales increase over last year’s third quarter.

“Off 5th is continuing to show improvement as we further refine the merchandise assortments with more direct purchases from core vendors and as we introduce additional private brand product to the stores.”

Sadove also noted, “Our 11.4% comparable store sales increase for the quarter exceeded our expectations and is even more noteworthy given our 8.8% comp growth in last year’s third quarter. However, we began to experience a more challenging promotional and overall macroeconomic environment. This resulted in modest downward pressure on our merchandise margins which was offset by the impact of unredeemed gift cards, producing a flat year-over-year gross margin rate for the quarter. In last year’s third quarter, we were able to expand our gross margin rate by 100 basis points.”

Excluding the certain items previously discussed (retention, severance, and transition expenses; investigation-related expenses; and the pension gain), third quarter year-over-year SG&A expenses increased by approximately $22.8 million, principally related to higher variable expenses associated with the $99 million sales increase. Excluding the certain items, the Company achieved approximately 30 basis points of improvement in the third quarter SG&A expense rate as a percent of sales. As expected and as previously noted, the Company’s SG&A leverage has moderated over the last two quarters as the significant cost reductions and leverage achieved in prior quarters have been anniversaried. Sadove stated, “In order to drive comparable store sales growth, we continue to make targeted investments in such areas as selling payroll and marketing.”

The Company also reduced Other Operating Expenses (rents, depreciation, and taxes other than income taxes) by 140 basis points in the quarter.

Sadove added, “Although we are still in the early stages of reaching our long-term operating goals, I am very pleased with the substantial progress we have made over the last eighteen months in many areas of the business. To reiterate:

•	We completed the consolidation and integration of all corporate functions so that our organizational structure has been streamlined and appropriately-sized.

•	Our by-store merchandise assortments have been substantially improved, resulting in outsized comparable store sales gains and expanded gross margins.

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The customer experience has continued to improve through the implementation of our new point-of-sale system to a total of 23 stores and through the expansion of our performance-based commissioned programs.

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We have developed a comprehensive plan to implement additional refinements to the merchandise planning and allocation organization, processes, and systems and have recently initiated a comprehensive review of our store organization and processes, both of which should further improve our gross margin and operating performance over time.

•

We have continued to make targeted capital investments, particularly in high-impact vendor shops and first-floor selling space. Examples include the recently completed renovations of our Los Angeles (South Coast Plaza), Phoenix, Palm Beach Gardens, Boston, Chicago, San Francisco, and New York stores.

•

We reached final settlement with the SEC on their investigation opened in 2005 which resulted in no fines or other monetary sanctions and resolved two actions involving vendors. We are pleased that these matters are behind us.”

Quarter-End Balance Sheet Highlights

Consolidated inventories at November 3, 2007 totaled $976.9 million, an approximate 18.6% increase from the prior year. Consolidated comparable store inventories increased approximately 17% over last year, attributable to a planned increase at SFA.

Sadove noted, “Our quarter-end inventory levels reflect our ongoing initiatives of a targeted inventory reinvestment strategy that is driving our increased sales productivity. The incremental inventory relates to replenishment or continuative product, which we believe has minimal markdown risk, and to strategic investments in key items and vendor intensifications in such high-potential areas as shoes, handbags, and men’s and in certain core designer ready-to-wear brands. We believe these investments carry low-to-moderate risk. We continue to experience above-average growth in all of these areas.”

Management expects that the inventory levels will be more in-line with sales growth by fiscal year end.

At quarter end, the Company had approximately $63.5 million of cash on hand and $25 million of direct outstanding borrowings on its $500 million revolving credit facility. The revolving credit facility borrowings were used to fund third quarter working capital needs and have subsequently been repaid. Funded debt (including capitalized leases) at November 3, 2007 totaled approximately $599 million, and debt-to-capitalization was 34.7% (without giving effect to cash on hand).

The Company has remaining availability of approximately 35.7 million shares under its existing repurchase authorization programs. The Company repurchased approximately 1.7 million shares of common stock at an average price of $15.95 during the quarter.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our improving cash flows, and the unfunded liquidity in our revolving credit facility will provide flexibility for additional investments in our business and may provide opportunities to further strengthen our balance sheet and to purchase additional common stock.” Management believes it is appropriate to target ongoing financial leverage with a Funded Debt to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

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Outlook for the Fourth Quarter and Beyond

Sadove noted, “I think we are well-positioned for the fourth quarter. Our merchandise selections have been carefully tailored by market, our holiday marketing and events are underway, our service and clienteling efforts are in full-swing, and our stores look great.

“I continue to believe that we are poised to achieve an operating margin of approximately 4% this year. Our expectation is that we can generate high single-digit comparable store sales growth in the fourth quarter (on top of last year’s fourth quarter comp increase of 9.9%), but that we may experience a modest decline in gross margin rate for the period. We believe our inventories are appropriately positioned as we enter the holiday season; however, it is clear that we are now operating in a more challenging economic and competitive environment. As we have previously noted, during the prior year fourth quarter we generated a year-over-year gross margin rate improvement of 430 basis points (which included an approximate 50 basis point benefit due to the inclusion of the 53rd week).”

The Company’s operating margin target (excluding the impact of certain items outlined below) of approximately 4% in 2007 is predicated upon the following assumptions for the fourth quarter of 2007:

•

Comparable store sales growth of high-single digits. Due to the retail calendar shift and promotional adjustments, the Company expects to see outsized comparable store sales growth in November and below-average comparable store sales growth in December.

•	Modest decline in the gross margin rate, in light of the current macroeconomic and competitive environment.

•

Modest SG&A expense leverage as a percent of sales, excluding the impact of certain items previously outlined including severance, retention, and transition expenses. As previously disclosed, the Company has begun to anniversary the significant SG&A expense leverage over the last several quarters, and consequently, it does not anticipate achieving the same degree of leverage for the fourth quarter. The prior year fourth quarter included an approximate 60 basis point benefit due to the inclusion of the 53rd week.

•

Modest increase in Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) as a percent of sales. The prior year fourth quarter included an approximate 30 basis point benefit due to the inclusion of the 53rd week.

•	Interest expense approximating $11 million, based on current debt levels, bringing the annual total to approximately $43 million.

•	Depreciation and amortization of approximately $38 million, bringing the annual total to approximately $138 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 150 to 155 million.

Management estimates that annual capital expenditures for fiscal 2007 will total approximately $135 million to $150 million, which will include store renovations, maintenance capital, and ongoing information technology enhancements. Net capital expenditures through the nine months ended November 3, 2007 were approximately $100 million.

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Sadove concluded, “I remain optimistic about the long-term potential of the luxury sector and the Saks Fifth Avenue business in particular. I am very pleased with the substantial progress we have made over the last eighteen months in positioning the business for the future. We have a focused, talented, and committed team and, we have meaningfully improved the merchandising, marketing, and service levels of the business.

“We are in the early stages of implementing the systemic and operational changes that are required to generate significantly improved operating performance over time. I continue to be optimistic regarding our long-term strategic plans and believe we can deliver additional operating expansion in 2008 and 2009 as we benefit from these current and ongoing strategic initiatives. Additional gross margin expansion is anticipated in future years as the recent and further scheduled refinements to the planning and allocation systems, processes, and organization positively impact the Company’s performance. We also remain very focused on our expense structure and expect to see future operating efficiencies while also investing for the long-term. I remain confident that we can expand the operating margin to approximately 8% over the next three years or so.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the third quarter and nine months ended November 3, 2007 compared to last year’s third quarter and nine months ended October 28, 2006 were:

	This Year	Last Year	Total Increase	Comparable Increase
Quarter	$796.1	$697.0	14.2%	11.4%
Nine months	$2,282.9	$1,985.0	15.0%	13.0%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Quarter	$6.0	$5.1
Nine months	$19.3	$17.2

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 20, 2007 to discuss third quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 5813233).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

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To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	November 3, 2007		October 28, 2006
Net sales	$796,063	100.0%	$697,041	100.0%
Cost of sales	462,001	58.0%	404,610	58.0%

Gross margin	334,062	42.0%	292,431	42.0%

Selling, general and administrative expenses	205,981	25.9%	182,327	26.2%
Other operating expenses:
Property and equipment rentals	28,086	3.5%	29,963	4.3%
Depreciation & other amortization	33,555	4.2%	30,617	4.4%
Taxes other than income taxes	20,137	2.5%	20,547	2.9%
Store pre-opening costs	436	0.1%	70	0.0%
Impairments and dispositions	413	0.1%	2,420	0.3%

Operating income	45,454	5.7%	26,487	3.8%
Other income (expense):
Interest expense	(10,199)	-1.3%	(12,108)	-1.7%
Gain (loss) on extinguishment of debt	—	0.0%	—	0.0%
Other income, net	2,333	0.3%	6,197	0.9%

Income from continuing operations before provision (benefit) for income taxes	37,588	4.7%	20,576	3.0%

Provision (benefit) for income taxes	15,998	2.0%	8,098	1.2%

Income from continuing operations	21,590	2.7%	12,478	1.8%
Discontinued operations:
Income (loss) from discontinued operations	—	0.0%	(17,485)	-2.5%
Provision (benefit) for income taxes	—	0.0%	(11,185)	-1.6%

Income from discontinued operations	—	0.0%	(6,300)	-0.9%

Net income	$21,590	2.7%	$6,178	0.9%

Per-share amounts—Income from continuing operations
Basic earnings per common share:	$0.15		$0.09
Diluted earnings per common share:	$0.14		$0.09

Per-share amounts—Net income
Basic earnings per common share:	$0.15		$0.05
Diluted earnings per common share:	$0.14		$0.05

Weighted average common shares:
Basic	141,102		135,646
Diluted	153,049		137,131

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Nine Months Ended
	November 3, 2007		October 28, 2006
Net sales	$2,282,916	100.0%	$1,985,003	100.0%
Cost of sales	1,373,808	60.2%	1,211,210	61.0%

Gross margin	909,108	39.8%	773,793	39.0%

Selling, general and administrative expenses	613,084	26.9%	563,698	28.4%
Other operating expenses:
Property and equipment rentals	83,635	3.7%	85,106	4.3%
Depreciation & other amortization	100,081	4.4%	93,089	4.7%
Taxes other than income taxes	62,106	2.7%	61,918	3.1%
Store pre-opening costs	697	0.0%	359	0.0%
Impairments and dispositions	4,111	0.2%	8,010	0.4%

Operating income	45,394	2.0%	(38,387)	-1.9%
Other income (expense):
Interest expense	(32,100)	-1.4%	(37,751)	-1.9%
Gain (loss) on extinguishment of debt	(5,634)	-0.2%	7	0.0%
Other income, net	6,903	0.3%	21,948	1.1%

Income from continuing operations before provision (benefit) for income taxes	14,563	0.6%	(54,183)	-2.7%

Provision (benefit) for income taxes	6,562	0.3%	(25,225)	-1.3%

Income from continuing operations	8,001	0.4%	(28,958)	-1.5%

Discontinued operations:
Income from discontinued operations	—	0.0%	193,535	9.7%
Provision for income taxes	—	0.0%	132,356	6.7%

Income from discontinued operations	—	0.0%	61,179	3.1%

Net income	$8,001	0.4%	$32,221	1.6%

Per-share amounts—Income from continuing operations
Basic earnings per common share:	$0.06		$(0.21)
Diluted earnings per common share:	$0.05		$(0.21)

Per-share amounts—Net income
Basic earnings per common share:	$0.06		$0.24
Diluted earnings per common share:	$0.05		$0.24

Weighted average common shares:
Basic	141,077		135,043
Diluted	153,853		135,043

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	November 3, 2007	October 28, 2006

ASSETS
Current assets
Cash and cash equivalents	$63,464	$767,393
Merchandise inventories	976,880	823,699
Other current assets	102,172	159,363
Deferred income taxes, net	23,509	31,521

Total current assets	1,166,025	1,781,976

Property and equipment, net	1,091,196	1,108,330
Goodwill and intangibles, net	304	331
Deferred income taxes, net	144,224	158,370
Other assets	35,862	34,798

TOTAL ASSETS	$2,437,611	$3,083,805

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$264,450	$283,972
Accrued expenses and other current liabilities	278,025	390,632
Dividend payable	2,653	564,987
Current portion of long-term debt	260,433	6,890

Total current liabilities	805,561	1,246,481

Long-term debt	338,554	681,670
Other long-term liabilities	166,031	135,090

Total liabilities	1,310,146	2,063,241
Commitments and Contingencies	—	—
Shareholders’ Equity	1,127,465	1,020,564

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,437,611	$3,083,805